CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-209065) of The Alkaline Water Company Inc., of our report dated June 29, 2018 on our audit of the consolidated balance sheets of The Alkaline Water Company Inc. as of March 31, 2018 and March 31, 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2018 and March 31, 2017, which is included in this annual report on Form 10-K.

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
June 29, 2018